UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2013

Dynacast International Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-179497	90-0728033
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14045 Ballantyne Corporate Place, Suite 300, Charlotte, North Carolina	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (704) 927-2789

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders.

On April 11, 2013, in accordance with the Amended and Restated Certificate of Incorporation of Dynacast International Inc. (the “Company”) and the Security Holders Agreement dated as of July 19, 2011 by and among the Company and certain of its stockholders, the stockholders of the Company, by written consent pursuant to Section 228 of the Delaware General Corporation Law, approved the adoption of a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation to (a) decrease the annual rate of the cumulative dividends on the Company’s Series A Convertible Redeemable Preferred Stock (the “Series A Preferred Stock”) and its Series B Redeemable Preferred Stock (the “Series B Preferred Stock”) (i) from 14% to 11.375% of such stock’s liquidation preference for accrued and unpaid dividends and (ii) from 12% to 10% of such stock’s liquidation preference for periods when such dividends are declared and paid in cash, (b) provide that the Series A Preferred Stock and Series B Preferred Stock, which theretofore had been redeemable by the Company at its option, could not be so redeemed by the Company until on or after July 15, 2015 and (c) modify the price at which the Series A Preferred Stock and the Series B Preferred Stock could be redeemed by the Company at its option, all as provided in the Certificate of Amendment.

Holders of greater than two-thirds of the outstanding shares of the Company’s common stock and all outstanding shares of the Series A Preferred Stock and the Series B Preferred Stock consented to the Certificate of Amendment. The Amendment was filed with the Secretary of the State of Delaware on April 11, 2013. A copy of the Certificate of Amendment is filed as Exhibit 3.1 to this Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Dynacast International Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2013

DYNACAST INTERNATIONAL INC.

By:	/s/ Adrian D. Murphy
Name:	Adrian D. Murphy
Title:	Secretary, Treasurer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Exhibit Description

3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation of Dynacast International Inc.